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                                                                     EXHIBIT 8.1

                     [LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]
                                 4200 IDS Center
                               80 South 8th Street
                              Minneapolis, MN 55402

                                December 26, 2002

Illinois River Energy
1201 South Seventh Street, Suite 100
Rochelle, IL  61068

      Re:   Illinois River Energy, LLC

Ladies and Gentlemen:

We have acted as legal counsel to Illinois River Energy, LLC, a Delaware limited liability company (the "Company"), in connection with its offering of Class A and Class B Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form SB-2 dated July 23, 2002, as amended, relating to that offering (the "Registration Statement").

You have requested our opinion as to the material federal income tax consequences of owning the Class A and Class B Units of the Company. For purposes of our opinion, we are assuming that the offering will be completed, that facts will occur, and that the Company will conduct its operations in the manner described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below.

Based on the foregoing, it is our opinion that Illinois River Energy, LLC will be treated as a partnership for federal income tax purposes. Our opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Illinois River Energy, LLC for federal income tax purposes to change.

This opinion will also confirm as correct our representation to you that the statements of law, legal conclusions and general discussion regarding the material federal income tax consequences of owning units in the Company contained in the Registration Statement under the heading "Federal Income Tax Consequences of Owning Our Units" are accurate in all material respects, subject to the assumptions and qualifications set forth in that section. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unit holders relating to the ownership and disposition of the units. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The discussion extends only to matters of law and legal conclusions with respect to the general federal income tax consequences of owning units in the Company based on the assumptions and qualifications set forth therein, and does not extend to matters of fact. The foregoing sentence does not apply to our opinion on the tax status of Illinois River Energy, LLC.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,

/s/ Lindquist & Vennum P.L.L.P.

Lindquist & Vennum P.L.L.P.